EXHIBIT 10.1

ADDENDUM TO EMPLOYMENT AGREEMENT

THIS ADDENDUM TO EMPLOYMENT AGREEMENT (this "Addendum"), effective as of June 1, 2005, is entered into by and between TXU Corp., a Texas corporation (the "Company") and Erle Nye, an individual ("Consultant").

RECITALS

WHEREAS, the parties hereto have previously entered into that certain Employment Agreement dated as of June 1, 2002, by and between the Company and Consultant (the "Employment Agreement");

WHEREAS, Consultant and the Board of Directors of the Company have concluded that the transition between his tenure as Chief Executive Officer and that of C. John Wilder has progressed more quickly and efficiently than was contemplated at the time of signing of the Employment Agreement;

WHEREAS, pursuant to Section 5(b) of the Employment Agreement, Consultant has notified the Company that he has elected to retire and become a consultant to the Company, effective June 1, 2005; and

WHEREAS, Consultant and the Company desire to establish a consulting relationship by modifying the Employment Agreement in the manner provided below;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1. Inoperability of Certain Provisions of the Employment Agreement. The following Sections (the "Inoperative Provisions") of the Employment Agreement shall, effective June 1, 2005, be no longer operative or in effect:

    Section 2 (because of Consultant's retirement);

    Section 4 (because of the extension of Consultant's consulting responsibilities beyond the term of the Employment Agreement);

    Section 5 (because of the changed nature of Consultant's title and duties to the Company as a consultant);

    Subsection 6(a) (because the "Initial Term" (as defined in the Employment Agreement) has expired);

    The phrase "and shall not impact the Company's normal annual compensation review of Employee" in the penultimate sentence of Subsection 6(b) (because the Consultant shall no longer be subject to an annual review);

    Subsections 6(c) through (g) (because the "Initial Term" as defined in the Employment Agreement has expired);

    Subsections 7(a) and (b) (because Consultant shall be compensated only as set forth in Section 3 of this Addendum and the Surviving Provisions (defined below));

    Subsection 7(d) (because Consultant has agreed to forego this benefit);

    The first three sentences of Subsection 7(e) (because the continuation of employee benefits shall be governed by Section 7 of this Addendum and the Surviving Provisions), except that for purposes of interpreting the fourth and last sentence of Section 7(e) of the Employment Agreement (which shall constitute a Surviving Provision), the term "Secondary Term" shall mean the First Consulting Term (as defined below);

    Subsection 8(a) (because the rights of Consultant to office and administrative support shall be governed by Sections 4 and 5 of this Addendum);

    Subsection 8(b) (because Consultant has agreed to forego this benefit);

    Section 10 (because any termination of Consultant's consulting relationship shall be governed by Section 10 of this Addendum);

    Sections 11 and 12 (because as a consultant, Consultant shall not be entitled to the enumerated benefits in the event of a "Change in Control" (as defined in the Employment Agreement)); and

    Section 18 (because the Employment Agreement has been amended by this Addendum).

Consultant hereby waives and relinquishes all his rights provided in the Inoperative Provisions and forever releases the Company from any obligation to provide the rights set forth in the Inoperative Provisions. For the purposes of the provisions (collectively, the "Surviving Provisions") of the Employment Agreement continuing in effect after June 1, 2005, the term "Employee" as used therein shall mean Consultant.

2. Terms and Consulting Duties. Effective June 1, 2005, Consultant shall no longer be, act in the capacity of, or be treated as, an employee of the Company. From June 1, 2005 until May 31, 2007 (the "First Consulting Term"), Consultant shall serve the Company as an independent contractor in a consulting capacity, as requested by the Chief Executive Officer of the Company (the "CEO"), in the areas of public relations, political and civic affairs and industry relations for up to 120 hours per month. Consultant's duties shall include providing the Company with counsel, support, advice and public representation as requested by the Company. From June 1, 2007 until May 31, 2012 (the "Second Consulting Term"), Consultant shall be available as an independent contractor to serve the Company in the same manner as during the First Consulting Term, as requested by the CEO, for up to 40 hours per month. The period from June 1, 2005 through May 31, 2012 is herein called the "Full Term."

In his capacity as a consultant to the Company, Consultant shall directly control the performance of his consulting services including the manner and method of providing such services. Consultant shall be solely responsible for his own taxes and assessments arising out of or relating to his receipt of consulting fees, including without limitation, social security, unemployment insurance, withholding taxes and income taxes.

3. Consulting Fees. During the First Consulting Term, the Company shall pay the Consultant a monthly consulting fee of $31,250 per month, payable in 24 consecutive monthly installments on the first day of each calendar month beginning with June 1, 2005 and ending on, and including, May 1, 2007. During the Second Consulting Term, Consultant shall not be entitled to any compensation for his consulting services.

4. Consulting Expenses. Except as provided in Section 5 of this Addendum, the Company shall not be liable for any travel, entertainment or other out-of-pocket business expenses paid or incurred by Consultant (collectively, the "Consulting Expenses"), including any expenses associated with secretarial or clerical assistance.

5. Continuing Office and Administrative Support. During the Full Term, the Company shall pay Consultant a monthly allowance of $5,000 for the costs of maintaining a private office. At Consultant's election, during the first 12 months of the First Consulting Term, such office space may be Consultant's current office space (including his personal office, conference room, secretarial area, and coffee bar) in Company facilities, as currently furnished, in which case no $5,000 monthly allowance shall be paid or accrued during that period. At such time as Consultant relocates his office space from Company facilities, the Company shall, at the Consultant's election, provide the Consultant either: (i) title to all office equipment and furniture currently located in such current office space or (ii) reimbursement for the reasonable out-of-pocket expenses of Consultant incurred in furnishing similar offsite office space not to exceed $15,000.

6. Indemnification. The Company shall indemnify and hold harmless Consultant to the fullest extent permitted by law against claims arising out of Consultant's performance of his consulting services for the Company, except that the Company shall not indemnify Consultant for claims arising or resulting from his gross negligence and/or willful misconduct. The Company's obligations under this Section 6 shall continue after the termination of this Addendum and the Surviving Provisions. The Company shall provide Consultant any rights to indemnification and contribution afforded Consultant under the indemnification agreement between Consultant and the Company dated October 19, 2002 (the "Indemnification Agreement") and under the Company's articles of incorporation and by-laws. The Company shall indemnify and hold harmless Consultant from any and all tax liability, including interest and penalties (but excluding income tax assessed upon compensation received by Consultant under Sections 3 and 5 of this Addendum in his capacity as a consultant), on a fully grossed-up after-tax basis, incurred by Consultant (a) pursuant to Section 409A of the Internal Revenue Code of 1986, as amended, relating to the Surviving Provisions and this Addendum including the benefits described in Section 7 and (b) resulting from the waiver of the Waived Benefits (as defined below). In addition, the Company shall continue to provide Consultant with tax gross-up payments to offset the effect of taxes incurred by Consultant with respect to premium payments made to, or for the benefit of, Consultant under the Split-Dollar Life Insurance Program on a basis consistent with other participants in the Split-Dollar Life Insurance Program.

7. Retirement Benefits. Except for the Waived Benefits, Consultant shall be entitled to participate (including, without limitation, to make elections, determinations and withdrawals) as a retiree in, and to receive all benefits to which he is entitled as a retiree under, the Company's employee benefit plans, programs, arrangements and fringe benefit policies, subject to the terms, conditions and limitations of such plans, programs, arrangements and policies, as they may be amended, altered or terminated from time to time. Without limiting the generality of the foregoing, and subject to the waiver of the Waived Benefits, Consultant shall continue to have the right to receive all benefits to which he is entitled as a retiree, granted to, or contributed to by, Consultant prior to May 31, 2005, under all employee benefits plans of the Company, including without limitation the LTICP, the DICP, the Retirement Plan, the SDP, the Split-Dollar Life Insurance Program, the Supplemental Retirement Plan, the Trust, the Indemnification Agreement and the restricted stock award and performance unit award agreements between Consultant and the Company entered into under the LTICP, the TXU Thrift Plan, the medical and life insurance plan or otherwise, all subject to the terms, conditions and limitations thereof, as they may be amended, altered or terminated from time to time, and, except for the Waived Benefits, none of such benefits shall be adversely affected, diminished, waived or terminated by this Addendum or by the termination of this Addendum or the Surviving Provisions. The parties acknowledge that the cessation of Consultant's employment with the Company shall be deemed to be a "retirement" approved by the Company for all purposes including where such characterization would result in the retention of, or eligibility for, employee benefits for Consultant.

8. Waiver of Portion of 2004 and 100% of 2005 AIP Awards. Consultant hereby waives and relinquishes his right to receive all but $600,000 of the bonus to which he was otherwise entitled for his services in 2004 under the AIP (the "2004 Waived AIP Amount") and forever releases the Company from any obligation to provide such right. Consultant also hereby waives and relinquishes his right to receive any bonus to which he would otherwise be entitled for his services in 2005 under the AIP (the "2005 Waived AIP Amount") and forever releases the Company from any obligation to provide such right.

9. Termination of the 2003 Restricted Stock Award Vesting in 2005. Consultant hereby waives and relinquishes all his rights to the shares of restricted stock of the Company vesting in 2005 and referred to as the "Two Year Award" in that certain Restricted Stock Award Agreement dated as of April 1, 2003, by and between the Company and Consultant (the "2003 Restricted Stock Agreement") and forever releases the Company from any obligation to provide such rights. Collectively, the waived Two Year Award, the 2004 Waived AIP Amount and the 2005 Waived AIP Amount and any other benefits to which Consultant is entitled that have been expressly waived under this Addendum shall be referred to as the "Waived Benefits." Nothing in this Amended Agreement shall affect the shares of restricted stock of the Company vesting in 2006 and referred to as the "Three Year Award," as defined in the 2003 Restricted Stock Agreement, or any other shares of restricted stock or performance units of the Company granted to Consultant except as specifically waived herein.

10. Termination. The Company shall have the right to terminate the consulting relationship with Consultant and any further payments under Sections 3 and 5 of this Addendum upon the earlier occurrence of: (i) Consultant's death or Disability (as defined in Section 1(e) of the Employment Agreement); (ii) the material breach by Consultant of this Addendum or the Surviving Provisions; (iii) any action or failure to act on the part of Consultant which results in material injury to the assets, business prospects or reputation of the Company or any Affiliate of the Company; or (iv) Consultant's failure to substantially perform his duties and responsibilities hereunder or under the Surviving Provisions, including without limitation Consultant's breach of the Company's Code of Conduct, as amended from time to time; provided, that in the event of Consultant's death or Disability prior to any termination of this Addendum and the Surviving Provisions, all amounts payable thereafter under Section 7(c) of the Employment Agreement and Sections 3, 6 and 7 of this Addendum shall be made to Consultant's spouse, or if Consultant's spouse does not survive him, to his estate as if this Addendum and the Surviving Provisions had not been terminated. The parties understand and agree that this Addendum is not being entered into, nor are any payments or benefits provided for herein being paid in connection with, any event or transaction which could be construed as a change in control of the Company. However, in the event that any payments or benefits provided in Sections 3, 5 or 7 of this Addendum, or any portion thereof, constitute an "excess parachute payment" under Section 4999 of the Code, or any successor provision, the Company shall, in addition to providing such payments and benefits, pay Consultant a tax gross-up cash payment(s) in an amount mutually agreed upon by Consultant and the Company to be sufficient to fully offset the excise tax which Consultant is, or may be, required to pay as a result thereof. Such tax gross-up payment shall be paid to Consultant prior to the date such excise tax must be paid by Consultant; provided that if the amount of such tax gross-up payment cannot be finally determined by the date such excise tax payment must be made, the Company shall pay Consultant, prior to the date any such excise tax must be paid by Consultant, an estimate, determined in good faith by the Company, of the minimum amount of the required tax gross-up payment. Thereafter, the Company shall promptly determine in good faith the total amount of the tax gross-up payment and seek to obtain Consultant's approval thereof. The remaining portion of the tax gross-up payment shall be paid to Consultant promptly after Consultant approves the total amount. The parties agree and acknowledge that the retirement of the Consultant from the Company did not waive, forfeit or terminate his rights under any of the restricted stock award and performance unit award agreements between Consultant and the Company entered into under the LTICP other than those expressly waived pursuant to Section 9 herein.

11. Entire Agreement. This Addendum, the Surviving Provisions and the relevant documents memorializing Consultant's employee benefits (including but not limited to the LTICP, the DICP, the Retirement Plan, the SDP, the Split-Dollar Life Insurance Program, the Supplemental Retirement Plan, the Trust, the Indemnification Agreement and the restricted stock award and performance unit award agreements between Consultant and the Company entered into under the LTICP, the TXU Thrift Plan, and the medical and life insurance plan, all subject to the terms, conditions and limitations thereof, as they may be amended, altered or terminated from time to time) contain the complete understanding and agreement between the parties and supersede any and all other agreements, understandings, or communications of any kind, either oral or in writing, between the parties hereto with respect to the subject matter hereof. Each party to this Addendum acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein or in the Surviving Provisions, and that no other agreement, statement, or promise with respect to the subject matter of this Addendum shall be valid or binding. Any modification of this Addendum or the Surviving Provisions will be effective only if it is in writing signed by both of the parties hereto.

12. Authority; No Conflicts or Consents. The Consultant represents that he has full power and authority to execute, deliver and perform this Addendum. The Consultant further represents that neither the execution and delivery of this Addendum, nor its performance by Consultant, will: (i) conflict with or violate any agreement to which Consultant is a party or (ii) require the consent of any other person, entity or governmental authority.

13. Payment of Legal Fees. The Company shall promptly pay up to $35,000 of the legal fees and expenses reasonably incurred by Consultant on or prior to the execution of this Addendum in connection with the negotiation and execution of this Addendum.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Addendum on May 27, 2005 to be effective as of June 1, 2005.

TXU CORP.
By:	/s/ J. E. Oesterreicher J. E. Oesterreicher Director and Chairman, Organization and Compensation Committee

CONSULTANT
By:	/s/ Erle Nye Erle Nye